                                   EXHIBIT 99

                   Codorus Valley Bancorp, Inc. Press Release
                             Dated October 19, 2004

                  PRESS RELEASE -- CODORUS VALLEY BANCORP, INC.

                            CASH DIVIDEND DECLARATION
                            AND FINANCIAL HIGHLIGHTS

On October 12, 2004, the board of directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) declared a regular quarterly cash dividend of $.125 (12.5 cents) per share, payable on or before November 9, 2004, to shareholders of record October 26, 2004.

Codorus Valley Bancorp, Inc. earned $1,086,000 or $.36 per diluted share for the third quarter of 2004, compared to $1,123,000 or $.37 per diluted share for the same quarter of 2003. Third quarter 2003 earnings were positively impacted by a $407,000 recovery of interest income and fees, and expenses from the payoff of a nonperforming business loan. Codorus Valley earned $2,816,000 or $.93 per diluted share for the first nine months of 2004, compared to $2,697,000 or $.90 per diluted share for the same period in 2003. The $119,000 or 4 percent increase in net income was the result of an increase in net interest income and a decrease in loan loss provision, which more than offset an increase in noninterest expense and a decrease in noninterest income. The $268,000 or 3 percent increase in net interest income was attributable to lower funding costs (rate driven) and income from a larger volume of loans. The $273,000 or 57 percent decrease in loan loss provision was attributable to improved asset quality. The $332,000 or 4 percent increase in noninterest expense was due primarily to increases in personnel and marketing expenses. Noninterest income, including gains, was $62,000 or 2 percent below the prior year. The decrease in noninterest income was attributable to a $418,000 or 66 percent decrease in gains from the sale of mortgages and a $228,000 or 86 percent decrease in gains from the periodic sale of investment securities. Income from gains in the current period was adversely affected by rising market interest rates. With the exception of gains, most other categories of noninterest income increased, particularly fees on deposits, trust service fees, and commissions earned from the sale of mutual fund, annuity and insurance products.

Total assets were approximately $399 million on September 30, 2004, an increase of $37 million or 10 percent above September 30, 2003. Asset growth occurred primarily in business and consumer loans, which were funded primarily by core deposits. Additional financial information is provided in the financial highlights section of this news release.

Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at Codorus Valley Corporate Center, 105 Leader Heights Road, York, PA. Codorus Valley operates primarily through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through twelve financial centers throughout York County. It also offers mortgage banking, investment, insurance, trust and real estate settlement services. Additional information is available on the bank's website -- www.peoplesbanknet.com.

Management of Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as "believes," "expects," "anticipates" or similar expressions occur in this Press Release, management is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release.

Questions or comments regarding this Press Release should be directed to Larry
J. Miller, President & CEO, Codorus Valley Bancorp, Inc. by telephone at 717-747-1500 or 800-646-1970; or by e-mail at lmiller@peoplesbanknet.com.


October 19, 2004
York, Pennsylvania


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
                          CODORUS VALLEY BANCORP, INC.
                              Financial Highlights

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands of dollars, except per share data)

                                  Three months ended      Nine months ended
                                     September 30,          September 30,
                                   2004       2003        2004        2003
                                   ----       ----        ----        ----
Net interest income              $ 3,507     $ 3,582     $10,102     $ 9,834
Provision for loan losses             30         254         205         478
Noninterest income                 1,117         962       3,100       2,516
Gain on sale of securities            31           0          38         266
Gain on sale of mortgages             44         155         219         637
Noninterest expense                3,223       2,891       9,474       9,142
Federal income tax                   360         431         964         936
                                 -------     -------     -------     -------
Net income                       $ 1,086     $ 1,123     $ 2,816     $ 2,697
                                 =======     =======     =======     =======
Net income per share (diluted)   $  0.36     $  0.37     $  0.93     $  0.90
Cash dividends per share         $ 0.125     $ 0.114     $ 0.363     $ 0.332


      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                (in thousands of dollars, except per share data)

                                                       September 30,
                                                  2004            2003
                                                  ----            ----
Cash & short term investments                 $    12,370     $     9,083
Investment securities                              74,139          77,355
Loans                                             287,733         253,080
Allowance for loan losses                          (1,719)         (1,775)
Other assets                                       26,385          24,417
                                              -----------     -----------
  Total assets                                $   398,908     $   362,160
                                              ===========     ===========
Deposits                                      $   324,904     $   304,866
Borrowed funds                                     36,091          20,215
Other liabilities                                   2,537           3,671
Stockholders' equity                               35,376          33,408
                                              -----------     -----------
  Total liabilities & stockholders' equity    $   398,908     $   362,160
                                              ===========     ===========
Shares outstanding                              2,986,578       2,973,179
Book value per share                          $     11.84     $     11.24
Market value per share                        $     18.63     $     17.13
Return on average assets (ytd)                       0.98%           1.01%
Return on average equity (ytd)                      10.87%          10.89%
Capital leverage ratio                               8.95%           9.10%
Nonperforming assets ratio                           0.75%           0.92%

Note: Shares outstanding and per share amounts were adjusted for stock dividends.


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